Exhibit (d)(2)

AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Alternative Funds and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of April 10, 2015 as follows.

This amendment shall be effective as of November 27, 2015. All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)
TCW/Gargoyle Dynamic 500 Fund	0.80%

TCW/Gargoyle Systematic Value Fund	0.70%

TCW High Dividend Equities Long/Short Fund	0.95%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

/s/ Patrick W. Dennis	By:	/s/ David S. DeVito
Patrick W. Dennis		David S. DeVito
Assistant Secretary		President and Chief Executive Officer

	By:	/s/ Richard Villa
Richard Villa
Treasurer and Principal Financial Officer

Attest	TCW INVESTMENT MANAGEMENT COMPANY

/s/ Patrick W. Dennis	By:	/s/ David S. DeVito
Patrick W. Dennis		David S. DeVito
Assistant Secretary		Executive Vice President and Chief Operating Officer

	By:	/s/ Richard Villa
Richard Villa
Chief Financial Officer and Managing Director